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                                                                   Exhibit 10.12

                               CBD Investor, Inc.
                         333 Middlefield Road, Suite 200
                              Menlo Park, CA 94025

June 11, 2003

Mr. John Schwing
1127 Eversole Road
Cincinnati, OH 45230

Dear John,

     This letter will confirm our commitment to you regarding certain incentive payments in connection with the recapitalization of CBD Media LLC ("CBD Media") through the placement of senior subordinated notes, the repayment of existing credit facilities and a distribution to CBD Holdings LLC ("Holdings") of cash (the "Recapitalization"). We believe that your efforts have been important to the success of CBD Media and its ability to enter into the Recapitalization.. Therefore, to incentivize you to remain committed to the success of CBD Media, we are offering you four incentive programs (1) a one time cash payment to be made upon closing of the Recapitalization, (2) an award of additional 806 Class C Units of Holdings to be made upon closing of the Recapitalization, (3) the potential to receive additional cash payments under an incentive pool in the event of a Spectrum Exit Event (as defined below), and (4) a cash payment of $350,000 in the event of a Spectrum Exit Event, the terms of all such incentives are outlined in more detail below.

Recapitalization Payment
------------------------

     You will be eligible to receive from CBD Investor, Inc. a recapitalization payment of $150,581.00, but only if you are actively employed on a full-time basis by CBD Media upon consummation of the Recapitalization. If your employment is terminated for any reason prior to the consummation of the Recapitalization, then you will not be entitled to any recapitalization payment. The recapitalization payment shall be payable immediately following the closing of the Recapitalization and shall be subject to normal income and employment tax withholdings and will be paid by CBD Media on behalf of CBD Investor, Inc.

Additional Equity Grant
-----------------------

     If you are actively employed on a full-time basis by CBD Media upon consummation of the Recapitalization, you will receive an award of an additional 806 Class C Units of Holdings pursuant to the terms and conditions of a Restricted Units Agreement in the form attached hereto as Exhibit A.

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June 11, 2003
Page 2

Exit Event Incentive Pool
-------------------------

     In the event of a Spectrum Exit Event, then CBD Investor, Inc. will create an incentive pool (the "Incentive Pool") to be paid to you and the other eligible employees of CBD Media, subject to the terms and conditions set forth in this letter.

     The amount of the Incentive Pool shall be determined at the closing of the Spectrum Exit Event and shall equal the amount determined by subtracting the Value (as defined below) of the Class C Units of Holdings (the "Class C Units") from $13,250,000, but in no event shall the Incentive Pool exceed $4,000,000. If the Value of the Class C Units is less than $8,600,000 or greater than $13,250,000 CBD Investor, Inc. shall have no obligation to form an Incentive Pool or to pay you or any other CBD Media employee any amount under the terms of this letter (other than the recapitalization payment referred to above, if you meet the eligibility criteria for that payment). The CBD Media employees who are eligible to participate in the Incentive Pool consist solely of those employees of CBD Media on the date of this letter (the "Participants").

     You shall be required to vest in your portion of the Incentive Pool. You shall vest in 20% of your portion of the Incentive Pool, on each anniversary of the closing of the Recapitalization. In the event that your employment with CBD Media is terminated for any reason, prior to the fifth anniversary of the closing of the Recapitalization, you will forfeit your right to your portion of Incentive Pool in which you have not yet vested. However, if you are employed by CBD Media on the date of a Spectrum Exit Event, you will be fully vested in your portion of the Incentive Pool, if any, regardless of the time period elapsed since the closing of the Recapitalization.

     The actual amount you will receive from the Incentive Pool (your "Payment Amount") shall be determined as follows:

          . The Incentive Pool shall be divided between all Participants first based on the relative percentage ownership each such eligible Participant holds of Class C Units as a percentage of all Class C Units held by Participants (giving effect to the allocation of forfeited portions of the Incentive Pool, as set forth below) on the date of a Spectrum Exit Event.

          . Next each Participant shall have his or her portion of the Incentive Pool adjusted to reflect vesting and the forfeiture of any portion of his or her share of the Incentive Pool.

          . Finally, for each Participant who is fully vested, his or her portion of the Incentive Pool shall be increased by the amount forfeited by other Participants, with such forfeitures being allocated to all fully vested Participants based on the relative ownership each such fully vested Participant holds of Class C Units as a percentage of all Class C Units held by all fully vested Participants.

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June 11, 2003
Page 3

     For the purposes of this letter, a "Spectrum Exit Event" will occur upon the consummation of any one or more of the following which results in the Class C Units collectively having a Value of at least $8,600,000:

          (a) Holdings sells or otherwise disposes to a party independent of Holdings, CBD Media, CBD Investor, Inc. or Spectrum Equity Investors and their affiliates (a "Third Party") in one or more transactions in a series of transactions 50% or more of the equity interests in CBD Media and the net proceeds from such transaction(s) are ultimately distributed to CBD Investor, Inc. through Holdings;

          (b) a sale of 50% or more of the assets of CBD Media to a Third Party in one or more transactions and the net proceeds from such sale are ultimately distributed to CBD Investor, Inc. through a distribution to Holdings;

          (c) Affiliates of Spectrum Equity Investors sell or otherwise dispose to a Third Party in one or more transactions in a series of transactions 50% or more of the equity of CBD Investor, Inc.; or

          (d) CBD Investor, Inc. or its affiliates sell or otherwise dispose to a third party in one or more transactions in a series of transactions 50% or more of the equity interests in Holdings.

     However, in no event shall any of the foregoing result in a Spectrum Exit Event, if 10% or more of the equity of the purchaser is beneficially owned by employees of CBD Media, either individually or directly or indirectly through an entity.

     The "Value" of the Class C Units will be determined by CBD Investor, Inc. based on the aggregate equity value that Holdings, CBD Investor, Inc. or the affiliates of Spectrum Equity Investors actually receive in the Spectrum Exit Event for or on behalf of their equity interest in Holdings, or CBD Investor, Inc. as the case may be, at the consummation of the Spectrum Exit Event and the relative equity ownership of the Class C Units in Holdings. In the event post-closing adjustments would result in the increase or decrease in the Value of the Class C Units, the Value of the Class C Units and your Payment Amount shall be adjusted to reflect such increase or decrease, as applicable. In the event that the proceeds received in the Spectrum Exit Event include securities of another entity, CBD Investors shall determine the value of such securities in its sole discretion; provided, however, that the value of any publicly traded securities shall be the closing price of such securities on the date of the consummation of the Spectrum Exit Event.

     CBD Investor, Inc. may, in its discretion, withhold a portion of your Payment Amount, subject to resolution of all post-closing adjustments. The remainder of your Payment Amount shall be payable promptly following the consummation of the Spectrum Exit Event. Your Payment Amount shall be subject to normal income and employment tax withholdings and will be paid by CBD Media on behalf of CBD Investor, Inc.

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June 11, 2003
Page 4

     Exit Event Payment
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     Finally, if you are employed by CBD Media on a full-time basis at the time of a Spectrum Exit Event, and the Value of the Class C Units equals or exceeds $8,600,000, but does not exceed $13,250,000, then CBD Investor, Inc. will pay you in a cash lump sum an amount equal to $350,000, subject to normal income and employment tax withholdings. Such amount will be paid by CBD Media on behalf of CBD Investor, Inc.

     Nothing contained in this letter agreement conveys upon you the right to continue to be employed by CBD Media, constitutes a contract or agreement of employment or restricts CBD Media's right to terminate you at any time, with or without cause, subject to the terms of any written employment agreement between you and CBD Media.

     The terms of this letter agreement will be governed by the laws of the State of Ohio.

     We thank you for your continued hard work and support of CBD Media. Please indicate your acceptance of the terms set forth in this letter agreement by signing and dating it below and returning your signed copy to me.

                                        Very truly yours,

                                        CBD Investor, Inc.


                                        By:         /s/  Brion Applegate
                                           -------------------------------------
                                                       Brion Applegate

Agreed and Accepted:
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       /s/  John Schwing
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         John Schwing

Date: June 11, 2003